Exhibit 10.27

GENERAL RELEASE OF CLAIMS

This General Release of Claims (“Release”) is entered into as of this 13th day of August, 2010, between Jennifer D. Haldeman (“Executive”), and Zogenix, Inc., a Delaware corporation (the “Company”) (collectively referred to herein as the “Parties”).

WHEREAS, Executive and the Company are parties to that certain Employment Agreement dated as of May 7, 2008 (the “Employment Agreement”);

WHEREAS, the Parties agree that Executive is entitled to certain severance benefits under the Employment Agreement, subject to Executive’s execution of this Release; and

WHEREAS, the Company and Executive now wish to fully and finally resolve all matters between them.

NOW, THEREFORE, in consideration of, and subject to, the severance benefits payable to Executive described in Section 2(d) below, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that she would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:

1. Effective Date; Termination of Employment.

(a) Effective Date. This Release shall become effective upon the occurrence of both of the following events: (i) execution of the Release by the Parties; and (ii) expiration of the revocation period applicable under Section 3(d) below without any party hereto having given notice of revocation. The date of the last to occur of the foregoing events shall be referred to in this Release as the “Effective Date.” Until and unless both of the foregoing events occur, this Release shall be null and void. Executive understands that Executive will not be given any severance benefits under this Release unless the Effective Date occurs on or before the date that is sixty (60) days following the Termination Date (as defined below).

(b) Termination of Employment Status. Executive’s employment by the Company terminated effective as of July 26, 2010 (the “Termination Date”). Executive hereby irrevocably resigns from her position as Chief Commercial Officer (and any other titles or officer positions she may hold) of the Company (and any of its affiliates and subsidiaries) effective as of the Termination Date. Executive shall execute any additional documentation necessary to effectuate such resignations. Executive’s personnel file at the Company will reflect that Executive voluntarily resigned for personal reasons. Notwithstanding the foregoing, the Company shall not oppose Executive’s claim for unemployment benefits. Executive’s “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall be the Termination Date.

(c) Surrender of Company Property. Executive shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company.

2. Compensation.

(a) Compensation Through Termination Date. On the Termination Date, the Company issued Executive her final paycheck, reflecting (a) her earned but unpaid base salary at the annualized rate of $255,000 per year through the Termination Date, and (b) all accrued, unused paid time off due Executive through the Termination Date. Subject to Section 2(d) below, Executive acknowledges and agrees that with her final check, Executive received all monies, bonuses, commissions, expense reimbursements, paid time off, or other compensation she earned or was due during her employment by the Company.

(b) Expense Reimbursements. The Company, within thirty (30) days after the Termination Date, will reimburse Executive for any and all reasonable and necessary business expenses incurred by Executive in connection with the performance of her job duties prior to the Termination Date, which expenses shall be submitted to the Company with supporting receipts and/or documentation no later than thirty (30) days after the Termination Date.

(c) Benefits. Subject to Section 2(d)(ii) below, Executive’s entitlement to benefits from the Company, and eligibility to participate in the Company’s benefit plans, shall cease on the Termination Date, except to the extent Executive elects to and is eligible to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for herself and any covered dependents, at her sole expense in accordance with the provisions of COBRA.

(d) Severance. In exchange for Executive’s agreement to be bound by the terms of this Release, including, but not limited to, the release of claims in Section 3, Executive shall be entitled to receive the following, which shall be the exclusive severance benefits to which Executive is entitled, unless Executive has materially breached the provisions of this Release, in which case the last sentence of Section 4 shall apply:

(i) A cash payment equal to $255,000, representing Executive’s annual base salary as in effect immediately prior to the Termination Date, payable in a lump sum via wire transfer to Executive within ten (10) days following the Effective Date;

(ii) For the period beginning on the Termination Date and ending on the date which is twelve (12) full months following the Termination Date (or, if earlier, the date on which the applicable continuation period under COBRA expires) (the “COBRA Coverage Period”), the Company shall reimburse Executive for that portion of the monthly premium Executive is required to pay for continuation coverage pursuant to COBRA for Executive and her eligible dependents who were covered under the Company’s health plans as of the Termination Date which is equal to the amount the Company was paying toward Executive’s health insurance coverage (including for eligible dependents) immediately prior to the Termination Date (or in the event of a change in health insurance plans available, the amount the Company would pay toward comparable coverage for an active employee). Executive shall remain responsible for paying that portion of the COBRA premium that is equal to the difference between the full COBRA premium minus the amount reimbursed by the Company. Except for the foregoing, Executive shall be solely responsible for all matters relating to her continuation of coverage pursuant to COBRA, including, without limitation, her election of such coverage and her timely payment of her portion of any COBRA premiums. Following the COBRA Coverage Period, the Executive will then be responsible for paying the full cost of continuation coverage under COBRA for the Executive and her eligible dependents should the Executive elect to continue coverage after such period;

(iii) On the Effective Date, the vesting and/or exercisability of each of Executive’s outstanding Stock Awards (as defined below) shall be automatically accelerated as to the number of options or shares of such Stock Awards that would have vested over the twelve (12) month period following the Termination Date had Executive remained continuously employed by the Company during such period. In addition, in the event of a Change in Control (as defined in the Employment Agreement) on or before October 26, 2010, the vesting and/or exercisability of all of Executive’s Stock Awards shall be automatically accelerated in full on the date of the Change in Control. Following the Termination Date, Executive’s vested Stock Awards (including any shares accelerated on the Effective Date and/or upon a Change in Control) shall be exercisable by Executive (or Executive’s legal guardian or legal representative) until July 26, 2011. Except as modified above, Executive’s Stock Awards shall continue to be governed by the terms and conditions of the Stock Award agreements and the Company’s equity plan pursuant to which such Stock Awards were granted. For purposes of this Release, “Stock Awards” means all stock options, stock appreciation rights, restricted stock and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof; and

(iv) Notwithstanding anything to the contrary in this Section 2(d), in the event of a Change in Control occurs on or before September 26, 2010, Executive shall be entitled to receive, in addition to the severance benefits described in clauses (i), (ii) and (iii) above, an amount equal to $52,085, representing Executive’s “Bonus” (as defined in the Employment Agreement) calculated as of the Termination Date, which amount shall be payable in a lump sum within ten (10) days following the later of (A) Effective Date and (B) the date of the Change in Control.

3. General Release of Claims by Executive.

(a) Executive, on behalf of herself and her executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Executive is or has been a participant by virtue of her employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and the California Fair Employment and Housing Act, California Government Code Section 12940, et seq.

Notwithstanding the generality of the foregoing, Executive does not release the following claims:

(i) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii) Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii) Claims pursuant to the terms and conditions of the federal law known as COBRA;

(iv) Claims for indemnity under the bylaws of the Company, as provided for by California law or under any applicable insurance policy with respect to Executive’s liability as an employee, director or officer of the Company;

(v) Claims based on any right Executive may have to enforce the Company’s executory obligations under the Agreement; and

(vi) Claims Executive may have to vested benefits under any benefit plan maintained by the Company.

(b) EXECUTIVE ACKNOWLEDGES THAT SHE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS SHE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

(c) Executive acknowledges that this Release was presented to her on the date indicated above and that Executive is entitled to have twenty-one (21) days’ time in which to consider it. Executive further acknowledges that the Company has advised her that she is waiving her rights under the ADEA, and that Executive should consult with an attorney of her choice before signing this Release, and Executive has had sufficient time to consider the terms of this Release. Executive represents and acknowledges that if Executive executes this Release before twenty-one (21) days have elapsed, Executive does so knowingly, voluntarily, and upon the advice and with the approval of Executive’s legal counsel (if any), and that Executive voluntarily waives any remaining consideration period.

(d) Executive understands that after executing this Release, Executive has the right to revoke it within seven (7) days after her execution of it. Executive understands that this Release will not become effective and enforceable unless the seven (7) day revocation period passes and Executive does not revoke the Release in writing. Executive understands that this Release may not be revoked after the seven (7) day revocation period has passed. Executive also understands that any revocation of this Release must be made in writing and delivered to the Company at its principal place of business within the seven (7) day period.

(e) Executive understands that this Release shall become effective, irrevocable, and binding upon Executive on the eighth (8th) day after her execution of it, so long as Executive has not revoked it within the time period and in the manner specified in clause (d) above.

4. Confirmation of Continuing Obligations. Executive hereby expressly reaffirms her obligations under Section 5 of the Employment Agreement, a copy of which is attached to this Agreement as Exhibit A and incorporated herein by reference, and under the Company’s standard employee proprietary information and inventions agreement (the “Employee Proprietary Information and Inventions Agreement”) a copy of which is attached to this Agreement as Exhibit B and incorporated herein by reference, and agrees that such obligations shall survive the Termination Date and any termination of her services to the Company. The Company shall be entitled to cease all severance payments to Executive in the event of her material breach of this Section 4.

5. Nondisparagement; Confidentiality. Executive agrees that she shall not disparage or otherwise communicate negative statements or opinions about the Company, its Board members, officers, employees, shareholders or agents; provided, however, that Executive shall not be prohibited from making such statements or opinions to her immediate family so long as such statements or opinions are not likely to be harmful to the Company, its Board members, officers, employees, shareholders or agents or its or their businesses, business reputations, or personal reputations. The Company agrees that neither its Board members nor officers shall disparage or otherwise communicate negative statements or opinions about Executive. Except as may be required by law, neither Executive, nor any member of Executive’s family, nor anyone else acting by, through, under or in concert with Executive will disclose to any individual or entity (other than Executive’s legal or tax advisors) the terms of this Agreement. Nothing in this Section 5 shall prohibit Executive from testifying in any legal proceeding in which her testimony is compelled by law or court order and no breach of this provision shall occur due to any accurate, legally compelled testimony.

6. Indemnification Agreement. The Company hereby reaffirms its obligations under that certain Indemnification Agreement, dated October 9, 2006, between the Company and Executive attached hereto as Exhibit C (the “Indemnification Agreement”). The Company’s obligations under the Indemnification Agreement shall survive Executive’s termination of employment by or service to the Company.

7. Agreed-Upon Statement; Employment References. Any inquiries regarding Executive from prospective employers shall be forwarded to the Chief Executive Officer, who shall confirm that Executive resigned from the Company for personal reasons. Except as required by law or court order, the Company shall not make any additional or inconsistent internal or public statements regarding Executive’s resignation.

8. Litigation Cooperation. Executive agrees to provide reasonable assistance to the Company (including the board of directors and any committees thereof) and its counsel and accountants in any financial audits or internal investigation involving securities, financial, accounting, or other matters, and in its defense of, or other participation in, any administrative, judicial, or other proceeding arising from any charge, complaint or other action which has been or may be filed relating to the period during which Executive was employed by the Company. The Company agrees to reimburse Executive for her reasonable expenses incurred in connection with such cooperation within thirty (30) days after receipt of an invoice from Executive setting forth in reasonable detail such expenses. Notwithstanding the foregoing, the Company shall have no obligation by virtue of this Section 8 to pay Executive for time spent by Executive in any pending or future litigation or arbitration where Executive is a co-defendant or party to the arbitration or litigation or with respect to which Executive requests indemnification pursuant to Section 6.

9. Arbitration. Any dispute, claim or controversy based on, arising out of or relating to Executive’s employment or this Agreement shall be settled by final and binding arbitration in San Diego, California, before a single neutral arbitrator in accordance with the JAMS Employment Arbitration Rules and Procedures (the “Rules”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). If the Parties are unable to agree upon an arbitrator, one shall be appointed by JAMS in accordance with its Rules. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; provided, however, Executive and the Company agree that, to the extent permitted by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party; provided, further, that the prevailing party shall be reimbursed for such fees, costs and expenses within forty-five (45) days following any such award, but in no event later than the last day of the Executive’s taxable year following the taxable year in which the fees, costs and expenses were incurred; provided, further, that the Parties’ obligations pursuant to this sentence shall terminate on the tenth (10th) anniversary of the Termination Date. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, JAMS administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. This Section 9 is intended to be the exclusive method for resolving any and all claims by the Parties against each other for payment of damages under this Release or relating to Executive’s employment; provided, however, that neither this Release nor the submission to arbitration shall limit the Parties’ right to seek provisional relief, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Both Executive and the Company expressly waive their right to a jury trial.

10. Assignment; Assumption by Successor. The rights of the Company under this Release may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Release in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder. Unless expressly provided otherwise, “Company” as used herein shall mean the Company as defined in this Release and any successor to its business and/or assets as aforesaid.

11. Survival. The covenants, agreements, representations and warranties contained in or made in this Release, the Employee Proprietary Information and Inventions Agreement, the Indemnification Agreement and Section 5 of the Employment Agreement, shall survive any termination of Executive’s services or any termination of this Release.

12. Severability. In the event any provision of this Release is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the Parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

13. Interpretation; Construction. The headings set forth in this Release are for convenience only and shall not be used in interpreting this Release. This Release has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Release and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Release. Either party’s failure to enforce any provision of this Release shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Release.

14. Governing Law and Venue. This Release will be governed by and construed in accordance with the laws of the United States of America and the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Any suit brought hereon shall be brought in the state or federal courts sitting in San Diego County, California, the Parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

15. Entire Agreement; Amendment. This Release, the Employee Proprietary Information and Inventions Agreement, the Indemnification Agreement and Executive’s Stock Award agreements and the Company’s equity plan pursuant to which such Stock Awards were granted constitute the entire agreement of the Parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral. Except as provided in Section 4 hereof with respect to Section 5 of the Employment Agreement, the Employment Agreement shall be superseded entirely by this Release and the Employment Agreement shall be terminated and be of no further force or effect. This Release may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

16. Counterparts. This Release may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

17. Section 409A of the Code. This Release is not intended to provide for any deferral of compensation subject to Section 409A of the Code, and, accordingly, the severance payments payable under Sections 2(d)(i) and (iv) shall be paid no later than the later of: (a) the fifteenth (15th) day of the third month following Executive’s first taxable year in which such severance benefit is no longer subject to a substantial risk of forfeiture, and (b) the fifteenth (15th) day of the third month following first taxable year of the Company in which such severance benefit is no longer subject to substantial risk of forfeiture, as determined in accordance with Code Section 409A and any Treasury Regulations and other guidance issued thereunder. To the extent applicable, this Release shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder.

18. Taxes. All compensation payable to Executive under this Release shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order. Executive acknowledges that the payments and benefits provided in this Release may have tax ramifications to her. The Company has provided no tax or other advice to Executive on such matters and Executive is free to consult with an accountant, legal counsel, or other tax advisor regarding the tax consequences she may face.

19. RIGHT TO ADVICE OF COUNSEL. EXECUTIVE ACKNOWLEDGES THAT SHE HAS THE RIGHT, AND IS ENCOURAGED, TO CONSULT WITH HER LAWYER; BY HER SIGNATURE BELOW, EXECUTIVE ACKNOWLEDGES THAT SHE HAS CONSULTED, OR HAS ELECTED NOT TO CONSULT, WITH HER LAWYER CONCERNING THIS RELEASE.

(Signature Page Follows)

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing Release.

EXECUTIVE	ZOGENIX, INC.

By:
Print Name: Jennifer D. Haldeman	Print Name: Roger Hawley
Date:	Title: Chief Executive Officer
Date:

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